Exhibit 12.1

Cherry Hill Mortgage Investment Corporation
Statement of Computation of Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends
(Dollars in Thousands)

	Year Ended December 31,
	2015	2014	2013
Fixed charges(1)	$5,983	$4,307	$867
Preferred stock dividends(2)	—	—	—
Combined fixed charges and preferred stock dividends	$5,983	$4,307	$867

Combined fixed charges and preferred stock dividends	$5,983	$4,307	$867
Net income (loss)	13,355	2,375	21,202
Earnings (deficit)	$19,338	$6,682	$22,069
Ratio of earnings to combined fixed charges and preferred stock dividends	3.23x	1.55x	25.45x
(1)	Fixed charges consist of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.

Net income for the year ended December 31, 2015 includes an unrealized loss on derivatives, net, of $59, an unrealized loss on investments in Excess MSRs of $19 and an unrealized loss on investments in MSRs of $1,123. Net income for the year ended December 31, 2014 includes an unrealized loss on derivatives, net, of $6,564 and an unrealized loss on investments in Excess MSRs of $5,100. Certain prior period amounts have been reclassified to conform to current period presentation. Excluding unrealized gains and losses on derivatives, net, and unrealized gains and losses on investments in MSRs, Excess MSRs, adjusted earnings and the ratio of adjusted earnings to combined fixed charges and preferred stock dividends would have been as follows:

	Year Ended December 31,
	2015	2014	2013
Fixed charges(1)	$5,983	$4,307	$867
Preferred stock dividends(2)	—	—	—
Combined fixed charges and preferred stock dividends	$5,983	$4,307	$867

Combined fixed charges and preferred stock dividends	$5,983	$4,307	$867
Net income (loss)	13,355	2,375	21,202
Earnings (deficit)	19,338	6,682	22,069
Unrealized (gains)/losses on derivatives, net	59	6,564	(2,747)
Unrealized (gains)/losses on investments in Excess MSRs(3)	19	5,100	(14,894)
Unrealized (gains)/losses on investments in MSRs	1,123	—	—
Adjusted earnings	$20,539	$18,346	$4,428
Ratio of adjusted earnings to combined fixed charges and preferred stock dividends	3.43x	4.26x	5.11x
(1)	Fixed charges consist of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.
(3)	Certain prior period amounts have been reclassified to conform to current period presentation.